EXPLANATION OF RESPONSES
(1)
The reporting person is a member of the board of managers of Insight Holdings Group, LLC (“Holdings”). Holdings is the sole shareholder of Insight Venture Associates IX, Ltd. (“IVA IX Ltd”), which in turn is the general partner of Insight Venture Associates IX, L.P. (“IVA IX LP”), which in turn is the general partner of each of Insight Venture Partners IX, L.P., Insight Venture Partners (Cayman) IX, L.P., Insight Venture Partners (Delaware) IX, L.P. and Insight Venture Partners IX (Co-Investors), L.P. (collectively, “Fund IX”).

(2)
Holdings is also the sole shareholder of Insight Venture Associates Growth-Buyout Coinvestment, Ltd. (“IVA GBCF Ltd”), which in turn is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P. (“IVA GBCF LP”), which in turn is the general partner of each of Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P. and Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P. (collectively, “GBCF”).

(3)
All shares of common stock of the issuer (“Shares” and each, a “Share”) indicated as indirectly owned by the reporting person are included herein because the reporting person is a member of the board of managers of Holdings, Holdings is the sole shareholder of each of IVA IX Ltd and IVA GBCF Ltd, IVA IX Ltd is the general partner of IVA IX LP, IVA GBCF Ltd is the general partner of IVA GBCF LP, and in turn, IVA IX LP is the general partner of Fund IX and IVA GBCF LP is the general partner of GBCF, and the reporting person therefore may be deemed to share voting and dispositive power over such shares. The reporting person disclaims beneficial ownership of all Shares held of record by each of Fund IX and GBCF, except to the extent of his pecuniary interest therein.

(4)
The reporting person controls JPH DE Trust Holdings LLC and JPH Private Investments LLC. By reason of the provisions of Rule 16a-1 under the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of the securities owned by JPH DE Trust Holdings LLC and JPH Private Investments LLC.

(5)
Each Restricted Stock Unit (“RSU”) represents a contingent right to receive one Share or, in the Issuer’s discretion, an amount of cash equal to the fair market value of the Shares represented by the RSUs on the payment date.  These RSUs vest in full on July 15, 2022, subject to the reporting person’s continued service through the applicable vesting date.  These RSUs fully vest upon a change in control of the Issuer.